Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NBC Universal, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Comcast Corporation of our report dated February 28, 2011, with respect to the consolidated balance sheets of NBC Universal, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, equity and cash flows for each of the years in the three-year period ended December 31, 2010, not included herein, which report appears in the Form 8-K/A of Comcast Corporation dated April 15, 2011.

/s/ KPMG LLP

New York, New York

May 23, 2011